Exhibit 99(h)(19)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment (the "Amendment") is entered into as of the 26 day of January, 2021 and effective as of September 1, 2021 (the "Effective Date") amending the Administration Agreement dated May 2, 2016 (the "Agreement") , by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street") and OHIO NATIONAL FUND, INC., a Maryland corporation (the "Corporation").

WITNESSETH:

WHEREAS, the parties hereto desire to amend the Agreement to update the administrative services being performed by State Street as more fully set forth herein.

NOW, THEREFORE, in further consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Removal of Fund Administration Tax Services. Effective as of the Effective Date, the Agreement is hereby amended to remove the Fund Administration Tax Services set forth in Schedule B2 of Schedule B, as such services are no longer being provided by State Street to the Corporation or the Funds (as defined in the Agreement) as of the Effective Date. Further thereto, the reference to "Fund Administration Tax Services as described in Schedule B2 attached hereto;" contained in Schedule B to the Agreement is hereby deleted in its entirety and replaced with "[Reserved];" as of the Effective Date. Furthermore, Schedule B2 (Fund Administration Tax Services) of Schedule B to the Agreement is hereby deleted in its entirety, effective as of the Effective Date, and replaced with the Schedule B2 attached hereto.

2.	Defined Terms. Terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Agreement.

3.	One Agreement. Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

4.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

5.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Brock M. Hill
Name:	Brock Hill
Title:	Senior Vice President

OHIO NATIONAL FUND, INC.

By:	/s/ Todd Brockman
Name:	Todd Brockman
Title:	Treasurer

SCHEDULE B2

[Reserved.]